Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +212.906.1200 Fax: +212.751.4864 www.lw.com

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June 29, 2007

Verso Paper Holdings LLC

Verso Paper Inc.

6775 Lenox Center Court, Suite 100

Memphis, Tennessee 38115

Re:	Registration Statement No. 333-142283; $350,000,000 Aggregate Principal Amount of 9-1/8% Second Priority Senior Secured Fixed Rate Notes due 2014, $250,000,000 Aggregate Principal Amount of Second Priority Senior Secured Floating Rate Notes due 2014, and $300,000,000 Aggregate Principal Amount of 11-3/8% Senior Subordinated Notes due 2016

Ladies and Gentlemen:

In connection with the registration of $350,000,000 aggregate principal amount of 9 1/8% Series B Second Priority Senior Secured Fixed Rate Notes due 2014 (the “Fixed Rate Exchange Notes”), $250,000,000 aggregate principal amount of Series B Second Priority Senior Secured Floating Rate Notes due 2014 (the “Floating Rate Exchange Notes”) and $300,000,000 aggregate principal amount of 11 3/8% Series B Senior Subordinated Notes due 2016 (the “Senior Subordinated Exchange Notes” and, together with the Fixed Rate Exchange Notes and the Floating Rate Exchange Notes, the “Exchange Notes”) by Verso Paper Holdings LLC, a Delaware limited liability company (“Holdings”), and Verso Paper Inc., a Delaware corporation (“Verso Paper”, and together with Holdings, the “Companies”), and the guarantees of the Exchange Notes (the “Guarantees”) by Verso Androscoggin LLC, Verso Bucksport LLC, Verso Paper LLC, Verso Quinnesec LLC and Verso Sartell LLC (the “Delaware Guarantors”), and NexTier Solutions Corporation (the “California Guarantor” and, together with the Delaware Guarantors, the “Guarantors”) under the Securities Act of 1933, as amended (the “Act”), on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on April 23, 2007 (File No. 333-142283) (as amended, the “Registration Statement”), you have requested our opinion with respect to the matters set forth below. The Exchange Notes and the Guarantees will be issued pursuant to two indentures, each dated as of August 1, 2006 (the “Indentures”), by and among the Companies, the Guarantors, and Wilmington Trust Company, as trustee (the “Trustee”). The Exchange Notes and the Guarantees will be issued in exchange for the Companies’ outstanding 9 1/8% Series A Second Priority Senior Secured Fixed Rate Notes due

June 29, 2007

2014, Series A Second Priority Senior Secured Floating Rate Notes due 2014 and 11 3/8% Series A Senior Subordinated Notes due 2016 (together, the “Outstanding Notes”) on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and the letter of transmittal filed as an exhibit thereto. Capitalized terms used herein without definition have the meanings assigned to them in the Indentures. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Companies and the Guarantors in connection with the authorization and issuance of the Exchange Notes and the Guarantees, respectively. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Companies, the Guarantors, and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the State of New York, the General Corporation Law of the state of Delaware, the Delaware Limited Liability Company Act and the California Corporations Code, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware and California, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The Exchange Notes have been duly authorized by all necessary limited liability company action of Holdings and by all necessary corporate action of Verso Paper and, when executed, authenticated and delivered by or on behalf of the Companies against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, will be legally valid and binding obligations of the Companies, enforceable against the Companies in accordance with their terms.

2. The Guarantees of each of the Guarantors have been duly authorized by all necessary limited liability company action of each of the Delaware Guarantors and by all necessary corporate action of the California Guarantor. When the Exchange Notes are executed in accordance with the terms of the applicable Indenture and upon due execution, authentication and delivery of the Exchange Notes against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, each of the Guarantees will be the legally valid and binding obligation of each respective Guarantor, enforceable against each such respective Guarantor in accordance with its terms.

June 29, 2007

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 6.12 of the Indentures; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) the creation, validity, attachment, perfection, or priority of any lien or security interest with respect to the Indenture regarding the Fixed Rate Exchange Notes and Floating Rate Exchange Notes; and (f) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Guarantees, and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Companies and each of the Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Companies and each of the Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP